EXHIBIT 14
SOUTHERN MISSOURI BANCORP, INC.
CODE OF CONDUCT AND ETHICS

This Code of Conduct and Ethics (this “Code”) sets the standard of ethical business and personal conduct for Southern Missouri Bancorp, Inc. and its subsidiaries (“Bank”). Unless otherwise noted, this Code applies to all the members of the board of directors, officers and employees of Southern Bank (collectively, the “Employees” and each, individually, an “Employee”). This Code replaces all previous codes of conduct of Southern Bank and shall be effective as of June 1, 2010.

We place special emphasis on compliance with the Code by the members of the Board of Directors of Southern Missouri Bancorp, Inc. and its Chief Executive Officer, Chief Financial Officer, and persons performing similar functions for Southern Missouri Bancorp, Inc. This Code contains provisions which constitute the Code of Ethics for such persons as specified under the Federal securities laws.

It is a long-established policy that Southern Bank and its Employees observe and comply with all laws and regulations of federal, state and local governments affecting Southern Bank and its Employees. All Employees must avoid activities which could lead to involvement of Southern Bank or themselves in any unlawful or unethical practice. Any violation of any provision of this Code may subject the Employee to any and all punishments described under Section 10.0. Further, Employees should avoid conduct which, although not unlawful or unethical, may give the appearance of impropriety.

1.0   PRINCIPLES AND GUIDELINES

The most important personal aspect of every bank is the trust and confidence of its depositors and customers. Southern Bank’s reputation for integrity has been built by the individuals who work here now, and who have worked here in the past. A good reputation is a fragile thing which must be earned on a continuing basis by conducting all of our affairs in a fair and honest way, complying not only with the letter, but also with the spirit of the law.

This Code is meant to guide each of you in dealing with certain business decisions. This Code does not provide a detailed description of all Southern Bank policies and it in no way limits or restricts the applicability of any provision of any other Southern Bank policy. Employees are expected to be aware of all other Southern Bank policies and conduct themselves in accordance with such policies at all times. In cases of conflict and/or question, you should seek guidance of the President/CEO or the Human Resources Director.

The foundation of our Code consists of basic standards of business as well as personal conduct: (a) honesty and candor in our activities, (b) avoidance of conflicts between personal interests and the interest of Southern Bank, or even the appearance of such conflicts, (c) maintenance of our reputation and avoidance of activities which might reflect adversely on Southern Bank, and (d) integrity in dealing with Southern Bank’s assets.

2.0   COMPLIANCE

To ensure continuing observance of this Code, the Board of Directors requires that Employees periodically review these guidelines and sign a statement acknowledging their understanding and adherence (Appendix A). New Employees will sign a statement at the time of hiring (Appendix B).

Notwithstanding the statement, Employees should promptly report any breach or possible breach of this Code as outlined in Section 9.0 of this Code. Strict adherence to the principles of this Code is a condition of continued employment.

3.0           CONFIDENTIAL INFORMATION

3.1           General

One of our most critical responsibilities is to maintain the trust placed in us by our customers. Confidential information - whether obtained from those with whom Southern Bank does business or from sources within Southern Bank - must be safeguarded.

This concern applies to more than customer information which has been explicitly designated confidential. There are other situations in which information is not publicly available and unauthorized disclosure could have serious effects on a customer or Southern Bank.

Employees of Southern Bank have access to a wide range of confidential information about customers and fellow Employees. You should never seek out any confidential information for the purpose of personal advantage or idle curiosity. Any information that is not needed as part of regular work responsibilities is off limits.

Confidentiality is important regardless of the form the information takes - oral, in print, or on electronic equipment. You must take care in what you say, to whom and where; about how you treat memos, files and reports; and about seeing that there is no misuse of the information you display on computer screens and store in data bases. Should you remove from Southern Bank’s premises any written, printed, or electronically generated material belonging to or generated by Southern Bank or derived from its files, you should do so only for the benefit of Southern Bank and you must take every precaution to insure the security and confidentiality of the information.

3.2           Information about Customers

Information received directly from a customer should be disclosed only to those within Southern Bank who need the information to serve that particular customer. Customer information from sources within Southern Bank - such as customer identification, balances, loans, and other account information should be disclosed only to those in Southern Bank who require the information to perform their duties.

Customer information should never be disclosed to anyone outside Southern Bank - other than Southern Bank’s independent auditors, legal counsel, or regulatory examiners - unless authorized by the customer or required by proper legal process as determined by legal counsel.

3.3           Inside Information

Inside information about Southern Bank generally means information not known to the public. Information such as financial information, performance data and future plans could have significant value to others and therefore must always be kept confidential. Information is “material” if an investor would consider it important in making an investment decision regarding the purchase or sale of the stock of Southern Missouri Bancorp, Inc. Any person who has “material” information about Southern Bank not known to the public is prohibited from using it for personal gain, including purchasing or selling the stock of Southern Missouri Bancorp, Inc., and from disclosing such information to anyone else (including family members and friends). The same prohibitions apply to an Employee with respect to information not known to the public concerning a customer or other company that has a relationship with Southern Bank.

3.4           Information about Southern Bank Employees

Southern Bank is committed to protecting the privacy of its Employees. Only information needed for legitimate business purposes is collected, used or retained about Employees, former Employees, or job applicants - and the information is used only for the purpose for which it was specifically collected.

Requests from outside Southern Bank for Employee information - including that required by law - should be referred to the Human Resources department.

In response to legitimate requests from external sources, only an Employee’s name, job title, and dates worked are routinely confirmed. More detailed information is released only when required by law or when the Employee gives written permission.

Questions concerning the confidentiality of and access to Employee information should be directed to the Human Resources Director who is responsible for issuing specific guidelines for the collection, use, retention, and disclosure of information about Employees.

3.5           Proprietary Information

Just as Southern Bank expects Employees to respect internal confidentiality, Southern Bank also expects Employees to respect the property rights of others. Employees are prohibited from acquiring or seeking to acquire by improper means any competitor’s trade secrets or other proprietary or confidential information. The same prohibitions exist regarding the unauthorized use, copying, distribution or alteration of software or other intellectual property.

4.0           PERSONAL FINANCES

4.1           Financial Responsibility

Employees within the Financial Industry are often looked to by customers as financial advisors. Because of this nature of the financial business, you are held to a higher standard in handling your personal financial responsibilities. Your personal financial situation (including maintenance of deposit accounts, payment of debts, management of assets, etc.), if improperly maintained, could undermine your credibility and that of Southern Bank.  Every Employee of Southern Bank is expected to manage his/her personal finances in a manner consistent with his/her position. Employees shall exercise prudence in making personal investments and shall avoid situations that might influence the Employee’s judgment in affairs involving Southern Bank.  An Employee should never process transactions on his/her own account.

4.2           Borrowing

Employees are not permitted to borrow from customers or suppliers of Southern Bank, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, terms, security, repayment terms, and the like. This prohibition does not preclude borrowing from anyone related to the Employee by blood or marriage.

Loans to directors and executive officers shall be made in accordance with Regulation O. Loans to Employees other than directors and executive officers are limited to one loan for the purpose of owning and occupying a home, and other loans not to exceed $100,000 total. Any other extension of credit in excess of these limits will require the prior approval of the loan committee. All loans shall be underwritten and comply with existing loan policies.

4.3           Inheritances

Inheritance under wills or trusts from customers who are not family members could appear to be the result of a personal dealing by an Employee. If you discover you are about to be named as a beneficiary under a will or trust of a non-family member, you should consult with the President/CEO or the Human Resources Director prior to accepting.

5.0           CONFLICTS OF INTEREST

5.1           General

You should be prudent in your personal borrowing, investments, business and other activities to ensure that you do not put yourself in a position in which your personal interest - financial or other - might influence or give the appearance of influencing any action you take, judgment you make, or advice you give on behalf of Southern Bank.

The nature of the financial industry makes it difficult to spell out every possible application of this broad general principle. There can be, however, no excuse for not bearing in mind the importance of avoiding conflicts of interest in the handling of one’s personal affairs and those of one’s family. A transaction which appears to give rise to, even when it is not necessarily, a conflict of interest can under some circumstances be as embarrassing for Southern Bank and the individual involved as a transaction which does in fact give rise to such a conflict.

Whenever an Employee finds that she/he is inadvertently placed in a potentially compromising position due to relationships with business associates, customers, suppliers or competitors, the Employee should report the matter immediately to the President/CEO or the Human Resources Director and discontinue any activities associated with the entity until the matter has been resolved.

5.2           Gifts and Fees

No Employee of Southern Bank shall solicit or accept anything of value, including but not limited to, gifts, gratuities, amenities, travel or related expenses, in connection with any transaction or business of Southern Bank. No Employee shall provide or give gifts or favors to others where these could or might appear to influence others improperly in their relations with Southern Bank. To do so could constitute a violation of Federal criminal laws.

As a general rule, Employees and members of their families may not accept gifts, entertainment or favors from customers, prospective customers or suppliers. The following exceptions are permissible when it is apparent from the circumstances that what is accepted is NOT offered or received as an inducement to or as a quid pro quo for entering into any transaction or business of Southern Bank, or to influence or affect in any way any decision or action by Southern Bank:

•
Unsolicited advertising or promotional materials (such as pens, calendars, etc.) and other gifts of nominal value distributed generally or routinely to others in the ordinary course of business may be accepted. Nominal value would generally include any gift having a fair market value of not more than $100.

•	Normal business-related entertainment may be accepted or given if it is not excessive and provided it is reasonable under all of the circumstances in which it takes place.

Cash, checks, loans (except from established banking or financial institutions), stocks or other marketable securities in any amount must not be accepted or given under any circumstances.

No Employee may accept a personal fee for arranging a loan from Southern Bank or from any other person or lending institution. Employees may not accept from customers or suppliers any fee or other form of remuneration which violates the law or the spirit of this Code. A “fee” would include special discounts, commissions, or any direct or indirect payment of money or property.

Offering bribes, kickbacks, and similar inducements is, of course, prohibited.

In the event that any Employee is offered, receives or anticipates receiving anything of value from a customer, prospective customer, vendor, supplier or consultant of Southern Bank beyond what is authorized in this Code; detailed information about the event should be provided to his/her manager.

5.3           Offering Business Courtesies

Certain Employees are allowed to offer business courtesies as a function of their position with Southern Bank.  Any Employee who offers a business courtesy must assure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon Southern Bank.  An employee may never use personal funds or resources to do something that cannot be done with Southern Bank resources. Accounting for business courtesies must be done in accordance with approved company procedures.

Other than to certain government customers, for whom special rules may apply, authorized Employees may provide nonmonetary gifts (such as pens, calendars or similar promotional items) to our customers.  Further, management may approve other courtesies, including meals, refreshments or entertainment of reasonable value provided that:

•	The practice does not violate any law or regulation or the standards of conduct of the recipient’s organization.

•	The business courtesy is consistent with industry practice, is infrequent in nature and is not lavish.

•      The business courtesy is properly reflected on the books and records of Southern Bank.

5. 4           Southern Bank Assets

Employees may not use the name and influence of Southern Bank for any personal purposes. Official stationery should not be used to give authority to personal or other non-bank related correspondence.

6.0           HUMAN RESOURCES

In addition and as a supplement to our existing human resources policies, we require the following:

6.1           General

Generally, Southern Bank encourages Employee participation in civic, charitable and professional organizations and political activities to the extent that such activities do not interfere with the Employees’ job performance. Occasional time off to participate in these activities may be asked for and granted by the Employee’s supervisor with approval from the appropriate member of Senior Management/Department Head.

6.2           Outside Business Interests

It is not the purpose or the intent of Southern Bank to monitor or control any Employees’ life or activities away from the workplace. However, it is important to understand during working hours, your time should be devoted 100% to Southern Bank. If you maintain other employment outside of Southern Bank work hours, it is important for management to be informed to prevent possible conflicts of interest and to insure that job performance at Southern Bank is not adversely affected.

No Southern Bank Employee is to have an outside business interest or other employment that could reflect unfavorably upon or adversely affect the good name of Southern Bank.

Employees are required to disclose outside business interest on the Code Affirmation annually (Appendix A).

6.3           Political Activities

Employees who run for office must represent themselves as individual citizens and must not represent Southern Bank in any way in carrying out public duties. Employees who consider running for or accepting public office should notify the President/CEO as soon as possible. The essential purpose of Southern Bank’s policy is to prevent a conflict or even the appearance of a conflict between employment and the officeholder’s performance of duties.

To avoid the appearance of sponsorship, Southern Bank may not be identified in mailed material, advertisements, or campaign literature. In addition, Southern Bank property may not be used for campaigning or other political purposes except at the discretion of Management. For example, use of Southern Bank personnel, stationery, postage or mailing service is prohibited.

6.4           Ethical Conduct

It is Southern Bank’s policy to ensure equal employment opportunity for all, regardless of age, sex, race, religion, color, national origin, marital status, disability, status as a covered veteran, or any other protected status in accordance with applicable federal, state and local laws - and to deal with customers and prospective customers on a nondiscriminatory basis.

If you supervise others, you are directly responsible for implementing this Code. In addition, all Employees are expected to maintain a business environment free of offense, harassment, and intimidation.

6.5           Sexual Harassment

In keeping with Southern Bank’s continued commitment to fair and equal treatment of all Employees, Southern Bank maintains and enforces a policy against sexual harassment. Under this policy, it is the responsibility of every supervisor to see that Employees are not subjected to any form of sexual harassment.

6.6           Legal Advice

In many cases, discussions with customers lead to a request that the Employee make statements which many relate to the legality or illegality of a proposed transaction. Southern Bank recognizes the exclusive authority of attorneys to practice law or give advice. Therefore, extreme care must be exercised in discussions with customers and Employees; nothing should be said or written that might be interpreted as the giving of legal advice.

6.7           Customer Recommendations

As a matter of policy, Employees are not to recommend attorneys, accountants, insurance brokers or agents, stockbrokers, real estate agents and the like to customers unless, in every case, several names are given without indicating favoritism.

6.8           Fiduciary Relationships

Employees may not accept appointment as an administrator, trustee, personal representative, conservator, or any similar fiduciary capacity without prior approval of the President/CEO, except when the Employee acts:

•      at the request of Southern Bank

•      as a fiduciary on an account of their own family

6.9           Fidelity Coverage

Employees of Southern Bank are covered by a corporate fidelity bond. Southern Bank cannot continue to employ anyone who ceases to be eligible for this coverage. Coverage under the terms of our bond ceases as to anyone who has been found to have committed any dishonest or fraudulent act.

6.10           Media Inquiries

As a publicly traded financial institution, from time to time, Southern Bank’s Employees may be approached by reporters and other members of the media. In order to ensure that we speak with one voice and provide accurate information about the company, all media inquiries should be directed to the President/CEO or the Director of Marketing. No one may issue a press release without first consulting with the President/CEO or the Director of Marketing.

7.0           FINANCIAL INTEGRITY AND COMPANY RECORDS

Southern Bank relies on our accounting records to produce reports for our management, shareholders, creditors, governmental agencies, and others. We are committed to maintaining books and records that accurately and fairly reflect our financial transactions. Each Employee must maintain accurate and fair records of transactions, time reports, expense accounts and other business records. You also must comply with any applicable record retention policy of Southern Bank.
In this respect, the following guidelines must be followed:

•    No undisclosed or unrecorded funds or assets may be established for any purpose.

•    Assets and liabilities of Southern Bank must be recognized and stated in accordance with our standard practices and
     Generally Accepted Accounting Principles (“GAAP”).

•    No false or artificial entries may be made or misleading reports issued.

•    No false or fictitious invoices may be paid or created.

•    No information may be concealed from internal auditors or independent auditors.

Special emphasis is placed on compliance with this Section by the members of the Board of Directors of Southern Missouri Bancorp, Inc., the named executive officers, other senior officers and persons performing similar functions.

If you believe that our books and records are not being maintained in accordance with these requirements, you should report the matter immediately pursuant to Section 9.0.

8.0           SECURITIES LAW DISCLOSURES AND PUBLIC COMMUNICATIONS

Southern Bank is committed to full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications. All Employees have responsibility to ensure that false or intentionally misleading information is not given in the filings with the Commission or in public communications by Southern Bank.

Special emphasis is placed on compliance with this Section by the members of the Board of Directors of Southern Missouri Bancorp, Inc., the named executive officers, other senior officers and persons performing similar functions.

If you believe that incomplete, false or intentionally misleading information has been given in the securities filings or public communications of Southern Missouri Bancorp, Inc., or that an Employee has engaged in insider trading, you should report the matter immediately pursuant to Section 9.0.

9.0           DISCLOSURE AND REPORTING VIOLATIONS

The discovery of any event which is questionable, fraudulent, or illegal in nature or which is in violation of this Code should immediately be reported. Reporting of Code violations can be made directly through the bank’s Audit Committee Chairman – Charles Love (573) 785-6438.  When a report is made through the Audit Committee Chairman, the Employee may elect to disclose personal identifying information or to remain anonymous.

If the Employee prefers to speak with someone directly about concerns, they may discuss the issue with his/her direct supervisor, the Human Resources Director, the Internal Auditor or the President/CEO. The supervisor receiving a report should disclose the concern to the Human Resources Director, the Internal Auditor or the President/CEO as appropriate based on the nature of the concern.

If any Employee is not satisfied with the response from any level of management or is reluctant to share the concern with any member of Executive Management, the Employee should document the irregularity in a letter to the Chair of the Southern Bank Audit Committee, addressed in care of the Corporate Secretary.

Failure to report such events constitutes a violation of this Code and may result in punishment, including the punishments outlined in Section 10.0.

Employees can discuss their concerns without fear of any form of retaliation. When an Employee reports a violation of the Code through the established procedures, the:

•	Employee will be treated with respect.

•	Employee’s concerns will be taken seriously. If the Employee’s concerns are not resolved at the time of his/her report, he/she will be informed of the outcome.

•	Employee will not be required to disclose his/her identity (when contacting the Audit Committee Chairman).

•	Employee’s communications will be protected to the greatest extent possible.

•	Employee will not be penalized or made subject to any corrective action as a result of good faith reporting of suspected violations.

10.0           CODE VIOLATIONS

We take the provisions of this Code very seriously, and we will treat any violations of the Code accordingly. A failure by any Employee to comply with applicable laws, rules or regulations governing our business, this Code or any other Southern Bank policies or requirements may result in prompt disciplinary action up to and including, where appropriate, suspension or termination of employment. Any disciplinary action taken by Southern Bank does not waive Southern Bank’s right to take appropriate legal action or to assist any local, state, or Federal law enforcement agency in the prosecution of Employees who violate the laws and agreements covered in this Code. Southern Bank will not be obligated to reimburse Employees for any fines or legal costs incurred by them or on their behalf.

11.0           WAIVERS OF THE CODE AND DISCLOSURE

Except as provided in the next sentence, any waiver of the Code for Employees must be made by the President/CEO. Any waiver of the Code for the members of the Board of Directors of Southern Missouri Bancorp, Inc. or its Chief Executive Officer, Chief Financial Officer, and persons performing similar functions may be made only by the Audit Committee of the Board of Directors.

All requests for waivers will be considered on a case-by-case basis. All waivers of this Code for the members of the Board of Directors of Southern Missouri Bancorp, Inc. and its Chief Executive Officer, Chief Financial Officer, and persons performing similar functions shall be promptly disclosed to the public as may be required by applicable laws, rules and regulations.

12.0           CODE SHALL BE PUBLICLY AVAILABLE

This Code, and any amendments or supplements hereto, shall always be available on our website at www.bankwithsouthern.com.

Appendix A

CODE OF CONDUCT & ETHICS
ANNUAL AFFIRMATION FORM & INFORMATION UPDATE

As part of the standards set forth within the Code of Conduct and Ethics (the “Code”) of Southern Missouri Bancorp, Inc. and its subsidiaries, I am reporting the following information regarding my employment:

Update of Additional Official Positions Held
Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I do not presently hold a position as director, officer, partner, or other official position in any additional business or professional enterprise.

☐	In addition to my position with Southern Bank, I do presently hold a position as director, officer, partner, or other official position in the following business(es) and/or professional enterprise(s):

Name and Address of Corporation or Firm	Official Capacity Held	Percent of Ownership or Interest	Income or Fees Past 12 Months

❖	Please attach a separate memorandum if more space is needed.
❖	If a position is held solely for the purpose of representing Southern Missouri Bancorp, Inc., please state this fact.

Update of Outside Business Activity and/or Employment
Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I am not presently engaged in any other outside business activity, nor do I have any other outside employment.
☐	In addition to my position with Southern Bank, I am presently engaged in the following outside business activity and/or outside employment:

Business Activity of Employer	Capacity	Hours of Work (per week)

Affirmation of Non-Violation
If in agreement with the following statement, please place a check-mark in the space provided.

☐	I am not now, nor have I been during the past year, in violation of any of the following sections of the “Code” or I have received a written waiver from the President:

Confidential Information	Financial Integrity and Records
Personal Finances	Securities Law Disclosures
Conflicts of Interest	Disclosure and Reporting Violations
Human Resources

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I affirm that the information provided above is correct.  I also affirm that I received a copy of or have been given the opportunity to review the Code of Conduct and Ethics (the “Code”) of Southern Missouri Bancorp, Inc. and its subsidiaries, and that I agree to conform to each of the various standards set forth therein.

__________________________________________	______________________________
Date__________________________
Signature of ________________________________

Appendix B

CODE OF CONDUCT & ETHICS
RECEIPT ACKNOWLEDGEMENT FORM & INFORMATION DISCLOSURE

Acknowledgement of Receipt of Code of Conduct and Ethics

I acknowledge receipt of a copy of the Code of Conduct and Ethics of Southern Missouri Bancorp, Inc. and its subsidiaries, dated June 1, 2010.  I have read and understood the document and agree to conform to each of the various standards set forth therein.

____________________________________________
EMPLOYEE’S SIGNATURE

____________________________________________	______________________________
PRINT NAME	DATE

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As part of the standards set forth within the Code of Conduct and Ethics (the “Code”) of Southern Missouri Bancorp, Inc. and its subsidiaries, I am reporting the following information regarding my employment:

Additional Official Positions Held
Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I do not presently hold a position as director, officer, partner, or other official position in any additional business or professional enterprise.

☐	In addition to my position with Southern Bank, I do presently hold a position as director, officer, partner, or other official position in the following business(es) and/or professional enterprise(s):

Name and Address of Corporation or Firm	Official Capacity Held	Percent of Ownership or Interest	Income or Fees Past 12 Months

❖	Please attach a separate memorandum if more space is needed.
❖	If a position is held solely for the purpose of representing Southern Missouri Bancorp, Inc., please state this fact.

Outside Business Activity and/or Employment
Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I am not presently engaged in any other outside business activity, nor do I have any other outside employment.
☐	In addition to my position with Southern Bank, I am presently engaged in the following outside business activity and/or outside employment:

Business Activity of Employer	Capacity	Hours of Work (per week)